UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 24, 2013

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

330 South Service Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of September 30, 2013, David Parcell will no longer serve as the Managing Director, EMEA and Corporate Officer of Verint Systems Inc. (the “Company”), or as an executive officer of the Company.
Based on Mr. Parcell's leadership position and his more than 12 years of experience and dedicated service to the Company, the Company has asked Mr. Parcell to remain with the Company as a consultant effective October 1, 2013 through June 30, 2014 in order to ensure a smooth transition of his responsibilities.
Under the agreement memorializing the consulting arrangement (the “Consulting Agreement”), it is anticipated that Mr. Parcell will provide consulting services for 32 hours each calendar month for a consulting fee of £110 per hour, and that Mr. Parcell will continue to vest in his outstanding equity awards in accordance with the terms of the applicable equity plan(s) and award agreement(s).
The Consulting Agreement will require Mr. Parcell to keep certain information of the Company confidential, and contain an agreement by Mr. Parcell not to solicit or accept business from Company customers in competition with the Company during his consulting relationship with the Company and for a period of 12 months thereafter.
Mr. Parcell is also expected to enter into a Settlement Agreement with the Company, substantially in the form attached to his current employment agreement with the Company, pursuant to which he will resign from all positions with the Company and its subsidiaries. Pursuant to the Settlement Agreement, it is anticipated that Mr. Parcell will generally receive severance payments and benefits in accordance with the terms of his current employment agreement with the Company, assuming a termination of his employment by the Company without “cause.” However, as consideration for the extension of Mr. Parcell's employee and customer non-solicitation obligations to 18 months following his termination of employment, he will also be eligible to continue his participation in the Company's medical insurance program through August 31, 2015 and he will receive additional severance and pension contributions totaling £138,645.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	September 25, 2013

		By:	/s/ Peter Fante
			Name:	Peter Fante
			Title:	Chief Legal Officer